UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2005

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events

On August 17, 2005, Depomed, Inc. (the “Company”) received from Esprit Pharma, Inc. (“Esprit”) the $25 million license fee due in August 2005 under the Exclusive License and Marketing Agreement, dated as of July 21, 2005, between the Company and Esprit related to Proquin® XR, the Company’s extended release formulation of ciprofloxacin for the treatment of uncomplicated urinary tract infections (the “License Agreement”).

The Company expects all license fee payments received under the License Agreement, including the $5 million payment received in July 2005, will be amortized ratably in accordance with its revenue recognition policy from the time of receipt until June 2020, which represents the estimated length of time that the Company is obligated to manufacture Proquin XR for Esprit or its licensees.  Additional license fees totaling $20 million are due from Esprit in $10 million installments in July 2006 and July 2007.

In July 2005, the Company also received a $25 million milestone payment from Biovail Laboratories Incorporated (“Biovail”) pursuant to the Company’s license agreement with Biovail relating to the extended release metformin product Glumetza™.  In accordance with its revenue recognition policy, the Company expects to amortize the $25 million payment ratably over the remaining performance period, which will end November 2006.

Forward-Looking Statements

The statements that are not historical facts contained in this Form 8-K are forward-looking statements that involve risks and uncertainties including, but not limited to those related to the accounting treatment of certain payments we receive under contracts with third parties. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: August 18, 2005	By:	/s/ John F. Hamilton
John F. Hamilton
Vice President, Finance and
Chief Financial Officer